Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kymera Therapeutics, Inc. 2018 Stock Option and Grant Plan, Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan, and Kymera Therapeutics, Inc. 2020 Employee Stock Purchase Plan of our report dated June 22, 2020 (except for Note 16(f) as to which the date is August 17, 2020), with respect to the consolidated financial statements of Kymera Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-240264) and related Prospectus of Kymera Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 21, 2020